CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference of the mineral resource estimates and other analyses performed by us in our capacity as an independent consultant to Rare Element Resources Ltd. (the "Company"), which are set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, in the Company's Registration Statements on Form S-8 (No. 333-170022), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: May 9, 2012

ORE RESERVES ENGINEERING

Alan C. Noble

Name: Alan C. Noble, P.E.
Title: Principal Engineer/Owner